                                     Frequently Asked Questions

PowerShares DB Exchange Traded Notes
Long, short and leveraged exposure to commodities

                                                                                           [Graphic]

Filed pursuant to Rule 433  Registration Statement 333-137902  Dated 7 July 2008

<

Frequently asked questions
about PowerShares DB ETNs

Invesco PowerShares now offers an easier way to take a **long**, **short** or **leveraged** view on commodities.

What are PowerShares DB Exchange-Traded Notes (ETNs)?

PowerShares DB ETNs are the first exchange-traded products to provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of some of the most prominent commodities in the world.

PowerShares DB ETNs are unsecured debt obligations issued by Deutsche Bank AG, London Branch and are all based on a total return version of the Deutsche Bank Liquid Commodity Index or sub-index.

How are PowerShares DB ETNs bought and sold?

Investors can buy and sell PowerShares DB ETNs at market price on the NYSE Arca or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.

Additionally, investors may also redeem PowerShares DB ETNs directly to the issuer in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which may include a fee of up to $0.03 per security.

What are the benefits and risks of investing in PowerShares DB ETNs?

ETNs are some of the more benefit-rich investment vehicles available in the marketplace today.

Benefits

- Long, short and leveraged notes
- Low cost
- Intraday access
- Listed
- Transparent
- Tax treatment[1]

Risks

- Non-principal protected
- Leveraged losses
- Subject to an investor fee
- Limitations on repurchase
- Concentrated exposure

>

PowerShares DB ETNs can be bought and sold throughout the day on the NYSE Arca.

How do ETNs compare with Exchange-Traded Funds (ETFs)?

ETNs share many of the same characteristics as ETFs, such as low costs, transparency and intraday trading at or near NAV. One potential advantage ETNs have over ETFs is that there is no tracking error. On the other side, because ETNs are debt instruments, there is credit risk associated with them. There are also tax differences. For tax purposes, commodity ETFs generally provide K-1s to their shareholders. ETNs generally have 1099 reporting.(1)

Who is behind PowerShares DB ETNs?

Deutsche Bank AG, London Branch, a wholly owned subsidiary of Deutsche Bank AG is the issuer of
PowerShares DB ETNs. With approximately $3.6 trillion in assets and 78,275 employees as of March 31,
2008, Deutsche Bank offers unparalleled financial services in 73 countries around the world, including Germany, Europe, North America, Asia and key emerging markets.

Are PowerShares DB ETNs registered?

Yes. PowerShares DB ETNs are registered under the Securities Act of 1933.

Are ETNs rated?

The ETNs themselves are not rated.(2) However, the long-term, unsecured debt obligations issued by
Deutsche Bank AG, London Branch are rated AA by Standard & Poor's Securities, Inc. and Aa1 by
Moody's Investors Service, Inc.

<

>

PowerShares DB ETNs deliver Optimum Yield(TM) methodology and 3-month Treasury bill returns.

Do PowerShares DB ETNs earn interest?

No. PowerShares DB ETNs do not pay interest. However, PowerShares DB ETNs are based on indexes that are made up of futures contracts and 3-month T-bills. As a result, the value of PowerShares DB ETNs is increased by the 3-month T-bill component of the indexes.

What is "Optimum Yield(TM)"?

Optimum Yield(TM) is a rules-based formula used by the long and double-long indexes underlying the
PowerShares DB ETNs for replacing an expiring futures contract with a new contract having the highest "implied roll yield." This can minimize the negative effects of rolling futures contracts when a market is in contango and maximize the positive effects of rolling futures contracts when a market is backwardated.(3)

How can I learn more about PowerShares DB ETNs?

To stay informed about the growing family of long, short and leveraged PowerShares DB ETNs or to request a prospectus call either 800.983.0903 or 877.369.4617 or visit powersharesetns.com or
dbfunds.db.com/notes.

AN INVESTMENT IN POWERSHARES DB ETNS INVOLVE RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL. FOR A
DESCRIPTION OF THE MAIN RISKS, SEE "RISK FACTORS" IN THE APPLICABLE PRICING SUPPLEMENT.

(1) Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

2 The PowerShares DB ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG,
London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the
PowerShares DB ETNs.

3 The PowerShares DB Commodity Short, Commodity Double Short, Crude Oil Short and Crude Oil Double
Short ETNs are based on the standard version of the Index and do not incorporate Optimum Yield(TM).

<

Product matrix


SUGAR

PowerShares DB ETN	Ticker	Leverage	Wheat	Corn	Soybeans	Sugar	Lt., Swt., Crude Oil	Heating Oil	Gold	Copper	Zinc	Aluminum
Commodity Double Long	DYY	+2x	✓	✓			✓	✓	✓			✓
Commodity Long	DPU	+1x	✓	✓			✓	✓	✓			✓
Commodity Short	DDP	-1x	✓	✓			✓	✓	✓			✓
Commodity Double Short	DEE	-2X	✓	✓			✓	✓	✓			✓
Agriculture Double Long	DAG	+2x	✓	✓	✓	✓						
Agriculture Long	AGF	+1x	✓	✓	✓	✓						
Agriculture Short	ADZ	-1x	✓	✓	✓	✓						
Agriculture Double Short	AGA	-2X	✓	✓	✓	✓						
Base Metals Double Long	BDD	+2x								✓	✓	✓
Base Metals Long	BDG	+1x								✓	✓	✓
Base Metals Short	BOS	-1x								✓	✓	✓
Base Metals Double Short	BOM	-2X								✓	✓	✓
Gold Double Long	DGP	+2x							✓			
Gold Short	DGZ	-1x							✓			
Gold Double Short	DZZ	-2x							✓			
Crude Oil Double Long	DXO	+2x					✓					
Crude Oil Long	OLO	+1x					✓					
Crude Oil Short	SZO	-1x					✓					
Crude Oil Double Short	DTO	-2X					✓

>

To stay informed about the growing family of long, short and leveraged PowerShares DB ETNs or to request a prospectus call 800.983.0903  877.369.4617 or visit powersharesetns.com
dbfunds.db.com/notes.

DEUTSCHE BANK AG, LONDON BRANCH HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE
SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE
PROSPECTUS AND OTHER DOCUMENTS FILED BY DEUTSCHE BANK AG, LONDON BRANCH FOR MORE COMPLETE
INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING
POWERSHARESETNS.COM | DBFUNDS.DB.COM/NOTES OR EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV.
ALTERNATIVELY, YOU MAY REQUEST A PROSPECTUS BY CALLING 1-800-983-0903, OR YOU MAY REQUEST A COPY
FROM ANY DEALER PARTICIPATING IN THIS OFFERING.

THE POWERSHARES DB ETNS ARE UNSECURED OBLIGATIONS OF DEUTSCHE BANK AG, LONDON BRANCH, AND THE AMOUNT
DUE ON THE POWERSHARES DB ETNS IS ENTIRELY DEPENDANT ON DEUTSCHE BANK AG, LONDON BRANCH'S ABILITY TO
PAY. THE RATING OF DEUTSCHE BANK AG, LONDON BRANCH DOES NOT ADDRESS, ENHANCE OR AFFECT THE
PERFORMANCE OF THE POWERSHARES DB ETNS OTHER THAN DEUTSCHE BANK AG, LONDON BRANCH'S ABILITY TO MEET
ITS OBLIGATIONS. THE POWERSHARES DB ETNS ARE RISKIER THAN ORDINARY UNSECURED DEBT SECURITIES AND
HAVE NO PRINCIPAL PROTECTION. Risks of investing in The PowerShares DB ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in The PowerShares DB ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB ETNs even if the value of the relevant index has increased.
If at any time the redemption value of The PowerShares DB ETNs is zero, your investment will expire worthless. An investment in the PowerShares DB ETNs may not be suitable for all investors.

The PowerShares DB ETNs may be sold throughout the day on NYSE Arca through any brokerage account.
There are restrictions on the minimum number of units that you may redeem directly with Deutsche
Bank AG, London Branch, as specified in the prospectus. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB ETNs.
Sales in the secondary market may result in losses.

The PowerShares DB Commodity, Agriculture, Base Metals, Gold and Crude Oil ETNs are concentrated in commodities, agriculture, base metals, gold and crude oil, respectively. The market value of the
PowerShares DB ETNs may be influenced by many unpredictable factors, including, among other things, volatile of commodities prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB Agriculture, Gold, Base
Metals and Crude Oil ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Commodity Double Long, Commodity Double Short, Agriculture Double Long,
Agriculture Double Short, Base Metals Double Long, Base Metals Double Short, Gold Double Long, Gold
Double Short, Crude Oil Double Long and Crude Oil Double Short ETNs are leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Shares are not FDIC insured, have no bank guarantee and may lose value.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital Management LLC. Invesco
PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objectives, risks, charges and expenses carefully before investing.

powersharesetns.com  800.983.0903 P-DB-ETN-BRO-1 07/08 x07/09

Invesco PowerShares Capital Management LLC
301 West Roosevelt Road
Wheaton, IL 60187
800.983.0903 877.369.4617
powersharesetns.com  dbfunds.db.com/notes